Exhibit 99.1

ASENSUS SURGICAL 2021 ANNUAL MEETING OF STOCKHOLDERS IS ADJOURNED

June 3, 2021

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)-- June 3, 2021-- Asensus Surgical, Inc. (NYSE American: ASXC), a medical device company that is digitizing the interface between the surgeon and patient to pioneer a new era of Performance-Guided Surgery™, today announced that the Company’s 2021 Annual Meeting of Stockholders, scheduled to be held on Thursday, June 3, 2021 at 3:00 p.m. (Eastern Time), was adjourned to Tuesday, June 29, 2021 at 11:00 a.m. (Eastern Time). The Annual Meeting will be held virtually.

The Company adjourned the Annual Meeting to allow its retail stockholders additional time to consider and vote on each of the proposals, which are described in the Proxy Statement. Each stockholder’s vote matters and is important no matter how many shares are owned. The Company requests that its stockholders please take the time to read and respond to the Company’s proxy materials that were previously provided to them and vote promptly. Voting over the phone or on the Internet will require that its stockholders have their proxy control number available. That number is either printed on the proxy, if stockholders received a physical copy of the proxy materials, or Notice of Internet Availability, if the proxy materials were electronically delivered. Stockholders who have sold their shares but were a holder of record at the close of business on April 8, 2021, the record date for the Annual Meeting, remain entitled to vote. The Board encourages stockholders to vote “FOR” each of the proposals.

Proxies submitted to date for the Annual Meeting continue to be valid and will be voted at the Annual Meeting on June 29, 2021 in accordance with the stockholder’s instructions.

Stockholders who need assistance in submitting their proxy or voting their shares should call the Company’s proxy solicitor, Alliance Advisors at 844-858-7383.

About Asensus Surgical, Inc.

Asensus Surgical, Inc. is digitizing the interface between the surgeon and patient to pioneer a new era of Performance-Guided Surgery by unlocking the clinical intelligence to enable consistently superior outcomes and a new standard of surgery. This builds upon the foundation of Digital Laparoscopy with the Senhance Surgical System powered by the Intelligent Surgical Unit™ (ISU™) to increase surgeon control and reduce surgical variability. With the addition of machine vision, augmented intelligence, and deep learning capabilities throughout the surgical experience, we intend to holistically address the current clinical, cognitive and economic shortcomings that drive surgical outcomes and value-based healthcare. Learn more about Performance-Guided Surgery and Digital Laparoscopy with the Senhance Surgical System here: www.senhance.com. Now available for sale in the US, EU, Japan, Russia, and select other countries. For a complete list of indications for use, visit: www.senhance.com/indications. For more information, visit www.asensus.com.

INVESTOR CONTACT:

Mark Klausner or Mike Vallie, 443-213-0499

invest@asensus.com

or

MEDIA CONTACT:

Kristin Schaeffer

CG Life

kschaeffer@cglife.com